Exhibit 99.1
FOR IMMEDIATE RELEASE

Compass Minerals Announces CEO Transition
Appoints Dick Grant as Chairman and Interim CEO

OVERLAND PARK, Kan. (Nov. 19, 2018) – Compass Minerals (NYSE:CMP) announced today that the company’s Board of Directors and Fran Malecha have mutually agreed that Malecha will step down from his position as president, CEO and board member effective immediately. Dick Grant, lead independent director, will serve as chairman of the board and interim CEO until a permanent CEO is named.

“Over the last several years, we have made progress toward building a balanced company for the future,” said Dick Grant, chairman and interim CEO. “The board remains committed to achieving best-in-class operational efficiency in our Salt business to maximize its cash generating capabilities and investing in our higher-growth, global Plant Nutrition business. We are now moving forward with a keen focus on execution in order to ensure we can drive value from these investments and deliver sustainable, long-term value creation for our shareholders.”

The company’s Board of Directors has appointed a search committee comprised of independent directors and will retain an executive search firm to assist with the search for the company’s new president and CEO. Both internal and external candidates will be considered. Upon appointment of the company’s new president and CEO, Dick Grant will serve as non-executive chairman of the board.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 22 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Media Contact	Investor Contact
Tara Hefner	Theresa Womble
Director of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
MediaRelations@compassminerals.com	womblet@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to achieve efficiencies and higher growth, maximize capabilities, drive value and deliver value creation. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) impacts of the Goderich mine strike, including any work stoppages or slowdowns. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and September 30, 2018, filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.